Exhibit 10  (iii) 40.

CONTRACT TERMINATION AGREEMENT

         This Contract Termination Agreement (hereinafter the “Agreement”) is entered into by Philip Strawbridge (hereafter “Strawbridge”), an individual, and The IT Group, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively referred to as the “Company”).

RECITALS

         A.    WHEREAS, Strawbridge has been employed by the Company, and has held the position of Sr. Vice President of The IT Group, Inc. and IT Corporation, as well as serving as an officer of other affiliates and subsidiaries of the Company; and

         B.    WHEREAS, Strawbridge and the Company had agreed that Strawbridge would be entitled to a contract of employment similar to that of other similarly situated senior executives; and

         C.    WHEREAS, Strawbridge and the Company wish to terminate Strawbridge’s contract of employment and his entitlements to compensation and benefits, and to provide for the termination of the employment relationship;

         D.    NOW, THEREFORE, in consideration of the aforementioned recitals and the mutual covenants and conditions set forth below, the sufficiency of which consideration is hereby acknowledged, Strawbridge and the Company hereby agree as follows:

AGREEMENT

         1.    Resignation and Termination of Employment.    Effective as of July 29, 1999 (the “Resignation Date”), Strawbridge resigns as an officer and effective September 27, 1999, Strawbridge’s employment with the Company is terminated. Strawbridge irrevocably gives up whatever rights he has, if any, to continued employment with the Company except as may be expressly provided herein. The Company accepts Strawbridge’s resignation, and has informed Strawbridge prior to his execution of this Agreement that it will not permit Strawbridge to withdraw his resignation. Strawbridge shall perform no further duties for the Company after July 29, 1999 except such duties as may arise under the terms of this Agreement.

         2.    Contract Termination and Payment.    In consideration for the promises and covenants herein set forth, the contract of employment is terminated and Company shall pay to Strawbridge $251,882.82 (the “Contract Termination Payment”) in a lump sum, without payroll deductions. This Contract Termination Payment shall be payable seven (7) days ’ after the signature and acceptance of this Agreement by both Strawbridge and Company. This Contract Termination Payment is in lieu of and extinguishes all rights or claims to any other payment except as expressly provided herein. Strawbridge agrees that he has been fully paid for any and all accrued and vested wages and benefits to the date of his execution of this Agreement.

         3.    Paid Time Off.     Pursuant to his resignation, Company has paid to Strawbridge all accrued salary and vacation pay, less normal payroll deductions, upon the termination of his employment with Company, except for the sum of $13,461.50 which represents 100 hours of Paid Time Off carried over from OHM. Vacation and Paid Time Off benefits will cease to accrue after that date.

         4.     Benefits.

         a.    Strawbridge’s eligibility to participate in the Company’s Benefit Programs shall terminate upon termination of his employment. The parties acknowledge that Strawbridge is eligible to continue to elect continuation of such group coverages in accordance with the Consolidated Omnibus budget Reconciliation Act of 1985 (COBRA) for himself and any covered dependents upon his resignation from the Company. Strawbridge has received notice from Company of such rights and the cost to him for such continued coverages. The Company shall pay to Strawbridge the lump sum of $11,159.00, less payroll deductions, for these COBRA costs, which shall be payable seven (7) days ’ after the signature and acceptance of this Agreement by both Strawbridge and Company.

         b.    In further consideration of the promises and releases contained herein, Company shall pay to Strawbridge the lump sum of $25,000.00, which represents a payment on account of Strawbridge’s career transition or outplacement costs.

         c.    The parties acknowledge that Strawbridge is entitled to receive the sum of $30,869.14 under the OHM Supplemental Executive Retirement Plan, which sum shall be payable to Strawbridge in accordance with his instructions and the terms of that Plan.

         5.    Retirement Plans.    Strawbridge shall cease to participate in Company’s qualified and non-qualified retirement plans upon the termination of his employment, in accordance with the terms of those plans.

         6.    Bonuses.     In lieu of all bonuses, Incentive Plan payments or awards for which Strawbridge is or may be eligible, including but not limited to the FY 1999 Management Incentive Plan (MIP) and the Executive Bonus Plan, Strawbridge shall be paid the sum of $82,082.00, less payroll deductions, by Company seven (7) days’ after the signature and acceptance of this Agreement by both Strawbridge and Company.

         7.    Stock Rights and Options.

         The parties acknowledge that Strawbridge has received the following options of the Company, which Strawbridge represents that he has not exercised as of the date of his signature of this Agreement.

(i) Stock options of the Company which were awarded to him on May 26, 1998 and February 23, 1999.

(ii) Options pursuant to Company’s November 17, 1998 Executive Stock Ownership Program.

In consideration for the payment of $30,000.00, which sum shall be payable to Strawbridge seven (7) days’ after the signature and acceptance of this Agreement by both Strawbridge and Company, Strawbridge shall return all of his rights in and to the foregoing options to the Company, and such option grants shall be null and void.

         8.    November 17, 1998 Executive Stock Ownership Program Loan.    The balance and accrued interest owing to the Company by Strawbridge on the Executive Stock Ownership Loan shall be paid, in full, by Strawbridge on or before February 29, 2000. The parties acknowledge that the amount which is payable by Strawbridge on February 29, 2000, is $193,627.00, which sum represents the principal balance, interest accrued to that date, and all credits to which Strawbridge is entitled as of that date. The gross-up payments on the bonus amounts credited to this loan total $51,082.00. Strawbridge agrees that this amount shall be used to pay a portion of the principal, reducing the amount payable on February 29, 2000 to the sum of $142,545.00.

         Strawbridge shall have the right to prepay at any time all or any portion of the principal under this Loan without penalty or premium. If the balance owing on the Loan is not paid when due, Strawbridge agrees and promises to pay all costs of collection, including, but not limited to, reasonable attorneys’ fees, on account of any such collection.

         9.    Deferred Compensation Strawbridge.    shall be entitled to receive all sums vested and payable to him under the Company Deferred Compensation Plan and the Company Restoration Plan, pursuant to Strawbridge ’s elections and the terms of those benefit plans. The amount vested as of October 12, 1999 is $32,998.06.

         10.    Other Expenses.    Strawbridge agrees to reimburse Company for all personal expenses charged to the Company, and Company agrees to reimburse Strawbridge for any reasonable expenses incurred by Company at Company’s request, in accordance with Company policy.

         11.    Sole Entitlement.    Strawbridge agrees that his sole entitlement to compensation, payments of any kind, monetary and/or nonmonetary benefits and/or perquisites with respect to his employment with, his services rendered to, and all other matters between Strawbridge and the Company, is as expressly set forth in this Agreement.

         12.    Releases.     Strawbridge does hereby and forever release and discharge the Company and the past and present parent, subsidiary and affiliated corporations of the Company as well as the successors, shareholders, officers and directors of corporate shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damage, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law, Including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with, or incidental to the employment of Strawbridge by the Company, the separation of that employment and any dealings between the parties concerning Strawbridge’s employment or any other matter existing prior to the date of execution of this Agreement, excepting only those obligations to be performed hereunder. This release is intended to apply to any claims arising from federal, state or local laws which prohibit discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, disability, disability, ancestry, sexual orientation, family or personal leave or any other form of discrimination, or to laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses (including, but not limited to, bonuses payable under the FY 1999 Management Incentive Plan), health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights and claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), or pertaining to ERISA regulated benefits.

         Company hereby releases Strawbridge from any claims that it has against Strawbridge, if these claims arise out of actions which were taken by Strawbridge in good faith and in the manner that he reasonably believed to be in the best interest of the Company, and in the case of a criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

         13.    Continuing Fiduciary Obligations and Unfair Competition.

         (a)    Strawbridge agrees that he is obligated to maintain the confidentiality of the Company’s trade secrets and other confidential information not publicly known, and covenants and agrees that he shall not use or divulge, disclose, or communicate to any other person, firm, or corporation, any of the Company ’s trade secrets or confidential information except as disclosure shall be compelled by judicial process.

         (b)    Strawbridge agrees that he shall not, for a period of one year from July 29, 1999, directly or indirectly, by or for himself, or as the agent of another, or through others as an agent, directly or indirectly (i) recruit, solicit or induce, or attempt to induce any officer or employee (other than employees engaged in secretarial functions) of Company or any of its affiliates, to leave the Company’s employ or otherwise interfere with the employment relationship between any such person and the Company or any of its affiliates or (ii) hire any such person recruited in violation of (i) immediately above.

         (c)    Strawbridge agrees that he shall not, for a period of one year from July 29, 1999, directly or indirectly, by or for himself, or as the agent of another, or through others as an agent, in any way interfere with the Company’s contractual relations with its customers. Strawbridge shall otherwise be free to engage in activities that directly compete with the business of the Company.

         (d)    Strawbridge agrees that he shall deliver to Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes which are Company property, or which are non-public or which contain proprietary information or trade secrets, upon termination of his employment.

         14.    Prohibition Against Defamation and Willful Disparagement.    The Company and Strawbridge agree that they will not orally or in writing defame, criticize, or willfully disparage, or in any manner undermine the reputation of the other, or in the case of the Company, any subsidiary or affiliated corporation of the company, the Company itself, or any employee, officer or director of the Company or any subsidiary or affiliate of the Company, except as required by compulsion of law to truthfully testify. It is the intention of the parties that any inquiries from potential employers of Strawbridge as to Strawbridge’s job performance, his interpersonal and other management skills and the reason for his departure from employment at the Company be responded to by Ann Harris and/or James Kirk in accordance with the attached agreed statement. If Strawbridge or any director or officer or agent or employee of Company fails in any manner to follow this procedure or any other provision of this paragraph, the sole and exclusive remedy will be to request in writing that the party correct the failure by means of a letter which shall retract or disclaim, as appropriate, any information inconsistent with the provisions of this paragraph.

         15.    Cooperation.     Strawbridge agrees to cooperate with the Company in connection with any future or currently pending litigation, including without limitation, by making himself available to testify in actions as reasonably requested by the Company or by any party to the litigation. In the event that Strawbridge is required to spend more than five hours total of time in any such activities, including time spent in responding to discovery requests (including depositions initiated by parties other than the Company) he shall be compensated at an hourly rate of $150 per hour, plus reasonable expenses, except that Strawbridge shall not receive such compensation in any case or matter in which Strawbridge is personally named as a defendant. In the event Strawbridge is named as a defendant in any litigation or other proceeding involving the Company where Strawbridge is required to defend himself with respect to events which relate to or occurred during his employment with the Company, to the extent that Strawbridge is not otherwise covered by any insurance policy maintained by the Company, the Company shall be responsible for providing a defense to, and indemnify, Strawbridge, to the same extent and under the same conditions as if he were an officer of the Company.

         The Company agrees to cooperate with Strawbridge in defending the position that $1,400,000.00 previously paid to him by the Company are not “excess parachute payments. ”

         16.    Legal Advice.     Each party has received independent legal advice from his or its attorneys with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement and with respect to its meaning. Strawbridge specifically acknowledges that his release includes any unknown, unsuspected, and/or unanticipated claims that he may have, whether or not they may be material to this Contract Termination Agreement and the releases it contains. To the maximum extent permitted by law, Strawbridge waives any and all state and federal laws to the contrary.

         17.    Factual Investigation.    Each party to this Agreement has made such investigation of the facts pertaining to the matters resolved by this Agreement and of all the matters pertaining thereto as he or it deems necessary. Each party hereto is aware that he or it may hereafter discover claims or facts in addition to or different from those he or it now knows or believes to be true with respect to the matters resolved herein. Nevertheless, it is the intention of each party to fully, finally and forever settle and release all such matters and all claims relative thereto which may exist or may heretofore have existed between them.

         18.     Confidentiality.    This Agreement and its provisions are intended to be confidential. Accordingly, except as may be required to satisfy the Company’s public disclosure or financial or accounting requirements or as may be compelled by court order, neither the Company nor Strawbridge shall disclose or publicize to any person, firm or corporation, the terms of this Agreement without the consent of the other party. As reasonably necessary, Strawbridge may discuss this Agreement with his wife, attorney, financial advisor, tax advisor, benefit advisor or compensation advisor and Company may discuss this Agreement with its attorneys, officers, directors and managers provided, however, that each agrees to be bound by the terms of this paragraph to keep the information confidential. Strawbridge may also discuss this Agreement with James G. Kirk, and Ann Harris, so long as in each instance they are Company employees at the time of Strawbridge’s discussions. It shall not be a breach of this confidentiality provision for Strawbridge to advise any employer or prospective employer of the limitations set forth in paragraph 13 above.

         19.    Assignment.     Each of the parties represents and warrants that he or it has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless any other party from and against any and all costs, expense, loss or liability incurred as a consequence of any such assignment.

         20.    Recitals and Paragraph Headings.    Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and paragraph headings are used herein for convenience only, are no part of this Agreement and shall not be used in interpreting or construing it.

         21.    Additional Documents.    The parties will execute all such further and additional documents and undertake all such other actions as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement.

         22.    No Admissions.    This Agreement effects the settlement of claims which are denied, disputed and/or contested and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind to any other party. Each of the parties hereto denies any liability in connection with any claim and intends merely to avoid the uncertainties and costs of litigation and buy his or its peace.

         23.    Pennsylvania Law.    This Agreement was negotiated, and delivered within the Commonwealth of Pennsylvania, and the rights and obligation so the parties hereto shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania. Should any litigation arise concerning this Agreement, it will be filed only in a court in Allegheny County, Commonwealth of Pennsylvania, and then only if consistent with the parties’ obligations under paragraph 30 hereof with regard to arbitration.

         24.    Entire Agreement.    This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended only by an agreement in writing, signed by Strawbridge and the President of Company.

         25.    Binding Effect.    This Agreement is binding upon and shall inure to the benefit of the parties hereto, their heirs, assignees and successors in interest (including successors in any reorganization or merger with any other entity).

         26.    Construction of Agreement.    Each party has cooperated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

         27.    Costs and Attorneys’ Fees.    Each party is to bear its own costs and attorneys’ fees incurred in connection with the matters resolved by this Agreement and in connection with the negotiation and the preparation of this Agreement, except as provided in Para. 8 above. However, in the event of litigation or arbitration relating to or for the enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs actually incurred.

         28.    Taxes.     Strawbridge acknowledges his responsibility for any and all taxes due with respect to the sums paid to him under this Agreement, represents that he has received independent advice concerning his tax obligations, and states that he has not relied upon representations or advice, if any, of the Company or their counsel concerning the taxable or nontaxable nature of the sums payable or options transferred hereunder. Strawbridge agrees that he will indemnify and hold the company harmless from any and all claims for taxes, penalties and/or interest based upon the payments to be made under this Agreement.

         29.    No Waiver.     The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

         30.    Arbitration.     Except in connection with an action by the Company for injunctive or other equitable relief, any controversy, dispute, or claim between the parties of this Agreement or any party released pursuant to it, including any claim arising out of or in connection with the interpretation, performance or breach of this Agreement, shall be resolved exclusively by arbitration before a single arbitrator conducted in Pittsburgh, Pennsylvania, in accordance with the rules of the American Arbitration Association. This agreement to resolve any disputes by binding arbitration shall extend to claims against any shareholder of the Company, any subsidiary or affiliates of the Company, any officers, directors, employees, or agents of the Company, or any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. The parties intend that this Agreement to arbitrate be valid, enforceable and irrevocable and that it provide the exclusive remedy with respect to all disputes within its scope.

         31.    Strawbridge ’s Understanding.    Strawbridge states that he has carefully read this Agreement, which it has been fully explained to him by his attorney, that he fully understands its final and binding effect and understands that he is releasing certain rights and entitlements, that the only promises made to him to sign the Agreement are those stated above, and that he is signing this Agreement voluntarily.

         32.    Age Discrimination in Employment Act Waiver.    The waiver given below is given only in exchange for consideration which is in addition to anything of value to which Strawbridge is already entitled, the sufficiency of which is hereby acknowledged by Strawbridge. The waiver set forth below does not waive rights or claims which may arise after the date of execution of this Agreement. Strawbridge acknowledges that (i) this entire Agreement is written in a manner calculated to be understood by Strawbridge; (ii) that by reviewing this Agreement or drafts thereof he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he was given a period of 21 days within which to consider the Agreement, and (iv) to the extent he executes this Agreement before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting with an attorney. Strawbridge shall have the right to cancel and revoke this Agreement during a period of 7 days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. Strawbridge or his counsel shall notify the Company’s counsel in writing of the date of the execution of this Agreement and shall send by fax ((412)858-3997) to Company’s counsel a signed and dated copy of the signature page signed by Strawbridge. The 7-day period of revocation shall commence upon the date of Strawbridge ’s execution of this agreement. Within the 7-day revocation period, Strawbridge or his counsel shall forward to the Company and Company’s counsel a copy of this Agreement fully executed by Strawbridge. In order to revoke this Agreement, Strawbridge shall deliver to the Company, prior to the expiration of said 7-day period, a written notice of cancellation.

         In addition to the release set forth at Paragraph 12 hereof, Strawbridge hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates and years written below.

EXECUTION AND ACKNOWLEDGMENT BY PHILIP O. STRAWBRIDGE

         I received this Contract Termination Agreement on November 15, 1999. I understand that I have twenty-one (21) days thereafter within which to consider this Agreement with my legal counsel. I freely choose to sign this Contract Termination Agreement on November 15, 1999. I understand that I will have seven (7) days thereafter within which to revoke my acceptance of this Contract Termination Agreement and that the Contract Termination Agreement shall not be effective under the expiration of that seven (7) day period. Executed at Washington, DC, this 15th day of November, 1999.

/s/ PHILIP STRAWBRIDGE

PHILIP STRAWBRIDGE

EXECUTION AND ACKNOWLEDGMENT BY THE IT GROUP, INC.

Dated: November 18th, 1999
At:         Monroeville, Pennsylvania

THE IT GROUP, INC.

By: /s/ ANN P. HARRIS

Duly Authorized ANN P. HARRIS